EMPLOYMENT AGREEMENT, dated and effective as of January 1, 2019 (the “Agreement”) by and between KINGSTONE COMPANIES, INC., a Delaware corporation (the “Company”), and DALE A. THATCHER (the “Employee” or the “Executive”).

RECITALS

WHEREAS, the Company and the Employee desire to enter into an employment agreement which will set forth the amended terms and conditions upon which the Employee shall be employed by the Company and upon which the Company shall compensate the Employee for his services.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. EMPLOYMENT; TERM

1.1. The Company will employ the Employee in its business, and the Employee will work for the Company therein, as its President and Chief Executive Officer for a term commencing as of January 1, 2019 (the “Effective Date”) and terminating on December 31, 2021 (the “Expiration Date”), subject to earlier termination as hereinafter provided (the employment period, or as earlier terminated as provided for herein, being referred to as the “Term”).

1.2. Upon the expiration of the Term or the termination of the Employee’s employment with the Company for any reason whatsoever, whether during or following the Term, he shall be deemed to have resigned all of his positions as an employee, officer and director of the Company and of each and every subsidiary thereof.

2. DUTIES

2.1. During the Term, the Employee shall serve as the Company’s President and Chief Executive Officer and shall have and perform executive, administrative, and managerial duties customary for such a position, and such further duties of an executive character as shall, from time to time, be delegated or assigned to him by the Board of Directors of the Company (the “Board”), the Executive Committee of the Board or the Chairman of the Board of the Company consistent with the Employee’s position.

3. DEVOTION OF TIME

3.1. During the Term, the Employee shall expend substantially all of his working time for the Company, shall devote his best efforts, energy and skill to the services of the Company and the promotion of its interests and shall not take part in any outside business activities that conflict with his duties to the Company.  Notwithstanding the foregoing, during the term of the Employment Agreement between Kingstone Insurance Company (“KICO”) and the Employee of even date (the “KICO Employment Agreement”), the Employee shall be entitled to devote such time as is necessary to the fulfillment of his duties and responsibilities as President and CEO of KICO, it being understood and agreed that such permitted activity is subject to the reduction in Base Salary (as hereinafter defined) provided for in Section 4.2 hereof.

3.2. The Employee shall be permitted to engage in the following activities: (a) charity, social or civic work, (b) tend to personal financial and legal affairs, (c) serve on the Board of Directors of Service King, Inc., and (d) subject to the prior written consent of the Company (following Board approval), serve on the Board of Directors of, or advisor to, other business organizations, in each case (i.e., (a) through (d) above), provided that such activities do not interfere or conflict with his full-time services to the Company.

4. COMPENSATION

4.1. For all services to be rendered by the Employee during the Term, and in consideration of the Employee’s representations and covenants set forth in this Agreement, the Employee shall be entitled to receive from the Company compensation as set forth in Exhibit A (provided, however, that any equity grants will be subject to the approval of the Board or an applicable committee thereof at the time of the grant and will have terms and conditions (such as vesting) that are consistent with grants of equity made to other executives of the company at the relevant time except as specifically provided in this Agreement).

4.2. During the Term, the Employee shall be entitled to receive a salary, bonus and restricted stock award as outlined in Exhibit A (the “Compensation”); provided, however, the Base Salary reflected on Exhibit A (the “Base Salary”) shall be reduced on a dollar-for-dollar basis to the extent of the salary paid by KICO to the Employee for the same period pursuant to the KICO Employment Agreement. Employee’s Base Salary shall be paid in accordance with the Company’s usual payroll schedule.

4.3. Subject to the terms and conditions hereof, the Employee shall also be entitled to receive from the Company, for each fiscal year during the Term, a bonus (the “Bonus”) equal to three percent (3%) of the Company’s Net Income (as hereinafter defined) for such fiscal year (the “Bonus Payments”); provided, however, that the Bonus amount payable to the Employee for any fiscal year pursuant to this Section 4.3 (the “Company Bonus”) shall be reduced on a dollar-for-dollar basis to the extent of any bonus paid by KICO to or for the benefit of the Employee for such fiscal year (the “KICO Bonus”), it being understood and agreed that, in the event the amount of the KICO Bonus is greater than the amount of the Company Bonus for any fiscal year, the excess of the KICO Bonus over the Company Bonus shall not be an offset against the Base Salary payable to the Employee hereunder.  In addition, the total Bonus shall not exceed two times the Base Salary of the Employee.

4.4. For purposes hereof, the term “Net Income” for any particular fiscal period shall mean the Company's consolidated income from operations before taxes for such period determined in accordance with generally accepted accounting principles consistently applied, as audited and reported upon by the independent auditors of the Company, except that the Company’s consolidated net investment income (loss) and net realized gains (losses) on investments shall be excluded.

4.5. For purposes hereof, in the event that this Agreement shall terminate on a date other than December 31 of any fiscal year and for such fiscal year, pursuant to the terms of this Agreement, the Employee is entitled to receive a Bonus through the termination date (the “Termination Date”), then the Company’s Net Income for such fiscal year shall be determined for the period from the first day of such fiscal year (the “Termination Year”) until the Termination Date by multiplying the Company’s Net Income for the period from the first day of the Termination Year until the end of the fiscal quarter in which the Termination Date falls (the “Termination Quarter”) by a fraction, the numerator of which shall be the number of days from the first day of the Termination Year until the Termination Date and the denominator of which shall be the number of days from the first day of the Termination Year until the end of the Termination Quarter.  In the event the Termination Quarter shall be other than the last fiscal quarter of the Termination Year, notwithstanding that the term “Net Income” shall have the meaning ascribed to it by Section 4.4 hereof (as adjusted by the provisions of this Section 4.5), the application of such term to this Section 4.5 shall not be subject to any adjustment based upon an audit or report of the Company’s independent auditors with respect to the Termination Year but instead shall be calculated and paid as provided for in Section 4.6 hereof. Any Bonus calculated in accordance with this Section 4.5 shall be paid in accordance with Section 4.6.

4.6. The Bonus for any fiscal year shall be payable within thirty (30) days following the receipt by the Company of the report of its independent auditors, with regard to the Company’s Net Income for such fiscal year (and in no event later than 2-1/2 months after the end of such fiscal year), calculated in accordance with Section 4.4 or 4.5 hereof, as applicable, and otherwise consistent with the consolidated financial statements of the Company for the fiscal year (the “Audited Financial Statements”), as set forth in any Form 10-K filed by the Company with the Securities and Exchange Commission (the “SEC”); provided, however, that, in the event the Audited Financial Statements are not available by February 28 of any fiscal year, an interim Bonus payment, if any, shall be made based upon the unaudited consolidated financial statements of the Company for such fiscal year, as determined by the Company’s chief financial officer and approved by the Company’s Compensation Committee.  Following receipt of the Audited Financial Statements, an appropriate adjustment will be made to the Bonus amount, and the Company will pay any underpayment in the calendar year following the fiscal year to which the Bonus relates), or the Employee will return any overpayment, within fifteen (15) days of receipt of the Audited Financial Statements.  Notwithstanding the foregoing, with respect to any Termination Year in which the Termination Quarter is other than the last fiscal quarter of the Termination Year, the Bonus shall be payable within thirty (30) days following the determination by the Company’s chief financial officer of the Company’s Net Income through the end of the Termination Quarter, if any, calculated in accordance with Section 4.5 hereof and otherwise consistent with the consolidated financial statements of the Company for the period ended with the end of the Termination Quarter, as set forth in any Form 10-Q filed by the Company with the SEC but in no event more than 2-1/2 months following the fiscal year in which the Termination Quarter occurs.

5. REIMBURSEMENT OF EXPENSES

5.1. Subject to Section 5.3 hereof, the Company shall pay directly, or reimburse the Employee for, all reasonable and necessary expenses and disbursements incurred by the Employee for and on behalf of the Company in the performance of his duties during the Term.

5.2. The Employee shall periodically submit to the Company reports of such expenses and disbursements in a form and at a frequency normally used by the Company, and receipts with respect thereto, and the Company’s obligations under Section 5.1 hereof shall be subject to compliance therewith.

5.3. During the Term, the Employee shall be entitled to receive a monthly automobile allowance of one thousand dollars ($1,000) for any and all expenses related to the Employee’s automobile (i.e., lease payments, insurance, gas, tolls, parking and the like). Except for reimbursement of directly related automobile expenses (i.e., parking and tolls) incurred by the Employee while fulfilling his duties and responsibilities to the Company, but which are outside of the Employee’s normal day to day commuting usage of his automobile, the Employee will not be entitled to any additional or alternative reimbursement for any other automobile related expenses.

6. DISABILITY; INSURANCE

6.1. If, during the Term, the Employee, in the opinion of an independent physician selected by the Company and reasonably acceptable to Employee, shall become physically or mentally incapacitated to perform his duties for the Company hereunder (“Disabled”) for a continuous period, then for the first three (3) months of such period he shall receive his full salary payable in accordance with the normal payroll practices of the Company.. In no event, however, shall the Employee be entitled to receive any salary continuation payments pursuant to this Section 6.1 beyond the expiration or termination date of this Agreement. For the avoidance of doubt, the immediately preceding sentence is not intended to limit Employee’s other entitlements related to any termination of employment. Effective with the date of his resumption of full employment, the Employee shall be re-entitled to receive his full salary. If such illness or other incapacity shall endure for a continuous period of at least three (3) months or for at least sixty (60) business days during any six (6) month period, the Company shall, subject to applicable law, have the right to terminate the Employee’s employment hereunder without Cause in accordance with the provisions of Section 11.1. The Employee agrees to submit himself for appropriate medical examination by a physician of the Company’s reasonable designation as necessary for purposes of this Section 6.1.

6.2. The obligations of the Company under this Article 6 may be satisfied, in whole or in part, by payments to the Employee under a disability insurance policy provided by the Company and/or KICO.

6.3. Notwithstanding the foregoing, in the event that, at the time of any apparent incapacity, the Company has in effect a disability policy with respect to the Employee, the Employee shall be considered Disabled for purposes of Section 6.1 only if he is considered disabled for purposes of the policy.

7. RESTRICTIVE COVENANTS

7.1. (a)                       The services of the Employee are unique and extraordinary and essential to the business of the Company, especially since the Employee shall have access to the Company’s customer lists, producer lists, trade secrets and other privileged and confidential information essential to the Company’s business. Therefore, the Employee agrees that, if the term of his employment hereunder shall expire or his employment shall be terminated by the Company for Cause (as hereinafter defined) or by the Employee (with or without Good Reason, as hereinafter defined), the Employee will not at any time during the Restrictive Covenant Period (as hereinafter defined), without the prior written consent of the Company, directly or indirectly, whether individually or as a principal, officer, employee, partner, shareholder, member, manager, director, agent of, or consultant or independent contractor to, any person, corporation, limited liability company, partnership, limited partnership or other entity (collectively, “Person”):

(i) cause or seek to persuade any director, officer, employee, customer, client, account, agent, producer, reinsurer or supplier of, or consultant or independent contractor to, the Company, or others with whom the Company has a business relationship (collectively, “Business Associates”), to discontinue or materially modify the status, employment or relationship of such Person with the Company;

(ii) cause or seek to persuade any prospective customer, client, account or other Business Associate of the Company (which at or about the Cessation Date was then actively being solicited by the Company) to determine not to enter into a business relationship with the Company or to materially modify its contemplated business relationship; or

(iii) hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of the Company.

The foregoing restrictions set forth in this Section 7.1(a) shall apply likewise during the Term.

7.1.1) For purposes hereof, the term “Restrictive Covenant Period” shall mean the eighteen (18) month period commencing with the Cessation Date; provided, however, that, in the event that the Employee’s employment is terminated by the Employee for Good Reason, the term “Restrictive Covenant Period” shall mean the period commencing with the Cessation Date and ending on the earlier of: (x) the Expiration Date, and (y) the date that is six (6) months after the Cessation Date. “Cessation Date” shall mean the last day of the Term, which, for the avoidance of doubt, may precede the Expiration Date pursuant to the terms of this Agreement.

7.2. The Employee agrees to timely disclose to the Board all material ideas, processes, methods, devices, business concepts, inventions, improvements, discoveries, know-how and other creative achievements, whether or not the same or any part thereof is capable of being patented, trademarked, copyrighted, or otherwise protected, which the Employee, while employed by the Company, conceives, makes, develops, acquires or reduces to practice, whether acting alone or with others and whether during or after usual working hours, and which are related to the Company’s business or interests, or are used or usable by the Company, or arise out of or in connection with the duties performed by the Employee (hereinafter referred to collectively as “Discoveries”). The Employee hereby transfers and assigns to the Company all right, title and interest in and to such Discoveries, including any and all domestic and foreign copyrights and patent and trademark rights therein and any renewals thereof. On request of the Company, the Employee will, without any additional compensation, from time to time during, and after the expiration or termination of, the Term, execute such further instruments (including, without limitation, applications for copyrights, patents, trademarks and assignments thereof) and do all such other acts and things as may be deemed necessary or desirable by the Company to protect and/or enforce its right in respect of such Discoveries. All expenses of filing or prosecuting any patent, trademark or copyright application shall be borne by the Company, but the Employee shall cooperate, at the Company’s expense, in filing and/or prosecuting any such application.

7.3. (a)                       The Employee represents that he has been informed that it is the policy of the Company to maintain as confidential all confidential and/or proprietary information relating to the Company, including, without limitation, any and all knowledge or information with respect to confidential methods, processes, plans, materials, customer, producer and reinsurer lists or data, or with respect to any other confidential or secret aspect of the Company’s activities, and further acknowledges that such confidential information is of great value to the Company. The Employee recognizes that, by reason of his employment with the Company, he has acquired and will acquire confidential information as aforesaid. The Employee confirms that it is reasonably necessary to protect the Company’s goodwill, and, accordingly, hereby agrees that he will not, directly or indirectly (except where authorized by the Board), at any time during the Term or thereafter divulge to any Person, or use, or cause or authorize any Person to use, any such confidential information.

7.3.2) The Employee agrees that he will not, at any time, remove from the Company’s premises any drawings, notebooks, software, data or other confidential information relating to the business and procedures heretofore or hereafter acquired, developed and/or used by the Company, except where necessary in the fulfillment of his duties hereunder.

7.3.2) The Employee agrees that, upon the expiration or termination of this Agreement or the termination of his employment with the Company for any reason whatsoever, he shall promptly deliver to the Company any and all drawings, notebooks, software, data and other documents and material, including all copies thereof, in his possession or under his control relating to any confidential information or discoveries, or which is otherwise the property of the Company.

7.3.3) For purposes hereof, the term “confidential information” shall mean all information given to the Employee, directly or indirectly, by the Company and all other information relating to the Company otherwise acquired by the Employee during the course of his employment with the Company (whether on or prior to the Effective Date or hereafter), other than information which (i) was in the public domain at the time furnished to, or acquired by, the Employee, or (ii) thereafter enters the public domain other than through disclosure, directly or indirectly, by the Employee or others in violation of an agreement of confidentiality or nondisclosure.

7.4. For purposes of this Article 7, the term “Company” shall mean and include the Company and any and all subsidiaries and affiliated entities of the Company in existence from time to time.

7.5. In connection with his agreement to the restrictions set forth in this Article 7, the Employee acknowledges the benefits accorded to him pursuant to the provisions of this Agreement, including, without limitation, the agreement on the part of the Company to employ the Employee during the Term (subject to the terms and conditions hereof). The Employee also acknowledges and agrees that the covenants set forth in this Article 7 are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company and that the enforcement thereof would not prevent the Employee from earning a livelihood.

7.6. Notwithstanding any other provision of this Article 7 to the contrary, the Executive may disclose confidential or proprietary information of the Company and its subsidiaries as follows: (a) disclosures to directors, officers, key employees, independent accountants and counsel of the Company and its subsidiaries as may be necessary or appropriate in the performance of the Executive’s duties hereunder, (b) disclosures that do not have a material adverse effect on the business or operations of the Company and its subsidiaries taken as a whole, (c) disclosures that the Executive is required to make by law or by any court, arbitrator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order the Executive to disclose or make accessible any information, (d) disclosures with respect to any other litigation, arbitration or mediation involving this Agreement, and (e) disclosures of any such confidential or proprietary information that is, at the time of such disclosure, generally known to and available for use by the public and not by the Executive’s wrongful act or omission.

7.7. If Executive believes that he may be required to disclose any such confidential or proprietary information pursuant to applicable law, court order or subpoena, he shall immediately notify the Company in writing by overnight delivery, directed to the Chairman, of any such perceived requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with this confidentiality requirement. Executive shall also reasonably cooperate with the Company to obtain such a protective order or other remedy.

7.8. Notwithstanding any other provision of this Article 7 to the contrary, the Executive upon leaving the employ of the Company shall be entitled to retain (i) papers and other materials of a personal nature, including but not limited to, photographs, correspondence, personal diaries, personal contact lists, calendars and personal files, except to the extent business-related information is set forth therein, (ii) information showing his compensation or relating to his reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

7.9. This Agreement does not prohibit Executive from making any disclosure required by law, communicating with, making a report to, or otherwise participating in any investigation or proceeding that may be conducted by the Company’s designated legal, compliance or human resources personnel, the Securities and Exchange Commission (“SEC”) and/or its Office of the Whistleblower, the Equal Employment Opportunity Commission (“EEOC”), the Occupational Safety and Health Administration (“OSHA”), the National Labor Relations Board (“NLRB”), or other federal, state or local government agencies or entities. Executive is not prohibited from disclosing this Agreement or its contents, or from providing documents or other information, to the SEC and/or the Office of the Whistleblower, EEOC, OSHA, NLRB or any other such federal, state or local governmental entity. Executive does not need to provide notice to or obtain the prior authorization of Company’s Chairman or General Counsel to make any such report or disclosure and Executive is not required to notify the Company that Executive has made such reports or disclosures.

7.10. Notice Under Defend Trade Secrets Act: Notwithstanding the requirements contained in this Agreement, in accordance with the Defend Trade Secrets Act, Executive will not be held criminally or civilly liable under any federal or state trade secret law if Executive discloses a Trade Secret in confidence to federal, state or local government officials, to Executive’s attorney solely for the purpose of reporting or investigating a suspected violation of law, or in a sealed complaint or other document filed in a lawsuit or other proceeding. Further, if Executive files a lawsuit alleging retaliation by the Company for reporting a suspected violation of law, Executive may disclose the Trade Secret to his attorney and use the Trade Secret information in the court proceeding if Executive: (i) files the document containing the Trade Secret in a sealed court document; and (ii) does not disclose the Trade Secret, except pursuant to court order. However, if Executive engages in conduct otherwise prohibited by law, such as, but not limited to, accessing Trade Secrets unlawfully or by unauthorized means, no immunity shall apply and the Company reserves the right to pursue all available remedies.

7.11. Notwithstanding anything to the contrary in this Agreement, Executive has the right to:

7.11.2) Report, respond to or cooperate with an investigation into possible violations of state or federal laws or regulations involving a governmental agency or entity including the Congress, the Department of Justice, the SEC and/or its Office of the Whistleblower (www.sec.gov/whistleblower); Office of the Whistleblower Hotline (202) 551-4790, the EEOC, the OSHA, the NLRB, and any other such federal, state or local agency. This includes reporting violations of the federal securities laws or regulations;

7.11.3) Make disclosures that are protected by federal, state or local whistleblower laws;

7.11.4) Cooperate in an investigation, respond to an inquiry, or provide testimony before the SEC or any other federal, state or local regulatory or law enforcement authority; and

7.11.5) Make reports or disclosures to law enforcement or regulatory authorities without authorization from the Company, without notifying the Company that a report or disclosure will be or was made, and without revealing the substance of the report or disclosure to the Company.

Executive will not be retaliated against for reporting to the Company or to any governmental agency or entity, including the SEC, information that Executive reasonably believes relates to a possible violation of securities laws or for reporting misconduct. Retaliation under such circumstances is prohibited by law.

7.12           This Agreement does not prevent, interfere with or limit Executive’s ability to file a charge or complaint with, report conduct to, provide information to or participate in any investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administrative, the Securities and Exchange Commission or any other federal, state or local government agency or commission. Executive agrees that, if such a charge or complaint is made, or investigation or proceeding is initiated against the Company, Executive will not accept, be entitled to, receive, or recover any monetary damages or any other form of relief or remedy to the fullest extent permitted by law EXCEPT THAT THIS AGREEMENT DOES NOT WAIVE OR LIMIT EXECUTIVE’S RIGHT TO RECEIVE A MONETARY AWARD FOR INFORMATION PROVIDED TO THE SEC AS AN SEC WHISTLEBLOWER OR TO RECEIVE A MONETARY AWARD FROM ANY OTHER FEDERAL OR STATE AGENCY PURSUANT TO A SIMILAR WHISTLEBLOWER PROGRAM.

8. VACATIONS; LEAVE

8.1. The Employee shall be entitled to an aggregate of six (6) weeks of vacation time per annum during the Term. Any vacation time not used by the end of the Term shall be forfeited without compensation. In addition, the Employee shall not be entitled to carry over or use any vacation time that is unused as of the end of the Term. Further, the Employee shall be entitled to the number of sick, personal, family and other days off during the Term as set forth in KICO’s employee handbook.

9. PARTICIPATION IN EMPLOYEE BENEFIT PLANS; RESTRICTED STOCK GRANT

9.1. The Employee shall be accorded the right to participate in and receive benefits under and in accordance with the provisions of any pension, profit sharing, insurance, medical and dental insurance or reimbursement (with family coverage) or other plan or program of the Company or KICO, either in existence as of the Effective Date or thereafter adopted for the benefit generally of its executive employees. Additionally, in the event of termination of the Employee's employment by the Company without Cause, or by the Employee for Good Reason, the Company or KICO shall continue to provide to the Employee health, dental, and vision insurance coverage at no cost to the Employee (with family coverage) until the Expiration Date or such time as the Employee becomes eligible for similar coverage, whichever is sooner.

9.2. In the event the Company elects to discontinue any term life insurance policy purchased by it during the Term with respect to the Employee, prior to any such discontinuance and/or in the event the Employee’s employment with the Company ceases for any reason, the Employee shall be offered the opportunity to have such policy transferred to him without cost, it being understood that the Employee shall be responsible for the payment of any and all premiums thereafter due.

9.3. Concurrently herewith and annually thereafter, as outlined in Exhibit A and pursuant to the Company’s 2014 Equity Participation Plan and a Stock Grant Agreement of even date between the Company and the Employee, the Company is granting and will grant to the Employee shares of restricted common stock of the Company in an amount equal to the aggregate market value indicated in Exhibit A based on the closing share price on the day granted. Such shares are to vest in three (3) equal annual installments commencing one (1) year from the date of the grant or according to such modified vesting as outlined in and subject to the provisions of the Stock Grant Agreement.

10. SERVICE AS OFFICER AND DIRECTOR

10.1. During the Term, the Employee shall, if elected or appointed, serve as (a) an officer of the Company and/or any subsidiaries of the Company in existence or hereafter created or acquired and (b) a director of the Company and/or any such subsidiaries of the Company in existence or hereafter created or acquired, in each case without any additional compensation for such services. During the Term the Company shall maintain in effect a directors and officers liability insurance policy of not less than $10 million in coverage limits, and the Company will include the Employee therein as a named insured.

11. EARLIER TERMINATION

11.1. The Employee’s employment hereunder (a) shall automatically terminate upon his death, (b) may terminate at any time during the Term at the option of the Company upon written notice to the Employee for Cause or without Cause, (c) may terminate at any time during the Term at the option of the Employee upon written notice to the Company for Good Reason or without Good Reason and (d) may terminate at the option of the Company in the event the Employee becomes Disabled, as provided for in Article 6.

11.2. As used in this Agreement, “Cause” shall mean (a) the Employee’s conviction by a court of competent jurisdiction of the commission of any act in the performance of his duties constituting common law fraud or a felony, (b) the Employee’s commission of any act involving moral turpitude which the Board reasonably believes may have a material adverse effect on the Company and its subsidiaries taken as a whole (“Material Adverse Effect”), (c) any misrepresentation by the Employee (including, without limitation, a breach of any representation set forth in Section 13.1 hereof) which the Board reasonably believes may have a Material Adverse Effect, (d) any breach of any material covenant on the Employee’s part herein set forth (which breach, if curable, is not cured by the Employee within thirty (30) days of the Employee’s receipt of written notice thereof from the Company), or (e) the Employee’s engagement in gross negligence or willful misconduct which the Board reasonably believes may have a Material Adverse Effect. The parties agree that the term “Material Adverse Effect” includes the loss or suspension of any license for the Company or KICO to operate or any disqualification or suspension for the Employee to serve as an officer or director thereof under applicable law. No act or failure to act by the Executive shall be considered “Cause” if the Executive’s act or failure to act was based on authority or express direction given by the Chairman or the advice of counsel for the Company.

11.3. As used in this Agreement, “Good Reason” shall mean (a) any breach of any material obligation on the Company’s part (which breach, if curable, is not cured by the Company within thirty (30) days of the Company’s receipt of written notice thereof from the Employee), (b) a material diminution in the Employee’s duties and responsibilities (other than following an event constituting Cause) in his capacity as President and Chief Executive Officer of the Company, (c) a change in the Employee's current reporting structure (other than following an event constituting Cause), or (d) a decrease in the compensation payable to the Employee from the compensation payable pursuant to this Agreement.

11.4. In the event of the termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the Company shall have no further obligations to the Employee, and the Employee shall be entitled to no further compensation from the Company, except for any pro-rata amounts due to the Employee at such date of termination, as provided for in Section 4.2 hereof and as set forth in Section 11.5 hereof. In the event of the termination of the Employee’s employment by the Company for Cause or by the Employee without Good Reason, the amount to be paid to the Employee pursuant to this Section 11.4 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise, except as specifically provided in the concurrently executed Stock Grant Agreement or any other written agreement subsequently entered into between the parties.

11.5. In the event of the termination of the Employee’s employment as the result of Retirement: (a) the Company shall have no further obligation as to Base Salary to the Employee for the remainder of the Term after the termination date; (b) the Company shall pay to the Employee any outstanding bonus not already paid to the Employee together with a pro-rata share of the bonus relating to the year in which the termination occurs (no later than 2-1/2 months after the end of such year), based on the portion of the year completed through the termination date and shall have no further obligation to award bonus payments in respect of the remaining years in the Term or any other period; (c) the Company shall have no obligation to award the stock grants scheduled in Exhibit A in respect of the remaining years in the Term or any other period, if any; and (d) all stock grants previously granted to Employee by the time of Employee’s termination of employment will continue to vest according to their original schedule as if the Employee were still employed by the Company. For purposes of this agreement, “Retirement” shall mean an event whereby the Employee conveys his intent to retire to the Board in writing at least six months prior to his expected termination date, Employee retires (terminates employment) on or about such expected termination date or on such other date that is mutually agreed between the Employee and the Board, and Employee covenants at or preceding the time of his termination (including through the execution of documentation prepared by the Company for this sole purpose at such time) that he shall not accept any operating executive role with another property and casualty insurance company for a period of three years following his separation from the Company.

11.6. In the event of the termination of the Employee’s employment by the Company without Cause or by the Employee for Good Reason, as severance, the Employee shall be entitled to receive the compensation to which he would have been entitled until the expiration of the Term pursuant to Section 4.2. The compensation payable pursuant to this Section 11.6 shall be payable to the Employee in accordance with the Company’s standard payroll practices as if his employment had continued. The amount to be paid to the Employee pursuant to this Section 11.6 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise, except as specifically provided in the concurrently executed Stock Grant Agreement or any other written agreement subsequently entered into between the parties.

11.7. In order to protect the Employee against the possible consequences and uncertainties of a Change of Control of the Company and thereby induce the Employee to remain in the employ of the Company, the Company agrees that:

11.7.0.1) If, during the Term, the Employee’s employment is terminated within eighteen (18) months subsequent to a Change of Control by the Company other than for Cause or by the Employee for Good Reason, the Company shall pay to the Employee an amount in cash equal to one and one-half (1.5) times the Base Salary plus Bonus (as reduced pursuant to Section 4.2) (the “Change of Control Payment”). The Change of Control Payment shall be payable in one lump sum payment within ten (10) days following the date of termination of employment. In addition, in such event, the Company shall continue to pay for the Employee's health insurance premiums, including family coverage, for the remainder of the Term (provided that the cost of such premiums shall be reported as income to the Employee to the extent necessary to enable the health plan to continue to satisfy applicable nondiscrimination requirements applicable to group health plans, as determined in good faith by the Company). The Change of Control Payment shall be in lieu of the amount payable to the Employee pursuant to Section 11.6 hereof. The amount to be paid to the Employee pursuant to this Section 11.7 shall constitute the sole and exclusive remedy of the Employee, and the Employee shall not be entitled to any other or further compensation, rights or benefits hereunder or otherwise, except as specifically provided in the concurrently executed Stock Grant Agreement or any other written agreement subsequently entered into between the parties.

11.7.0.2) As used in this Section 11.7, a “Change of Control” shall be deemed to have occurred if:

() any “person” or “group of persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) (other than the Employee or any “group of persons” that includes the Employee), becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the 1934 Act), directly or indirectly, of securities of the Company representing more than twenty-five percent (25%) of the Company’s then outstanding securities having the right to vote on the election of directors (“Voting Securities”);

(i) any person or group of persons (other than persons whose Voting Securities of the Company would be excluded under clause (i) above) becomes the beneficial owner, directly or indirectly, of securities representing a majority of the then outstanding securities of the Company having the right to vote on the election of directors;
(ii) when individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) the Company consummates a reorganization, merger or consolidation of KINS, with respect to which in each case all or substantially all of the Persons who were the beneficial owners of the Voting Securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly and indirectly, more than 50% of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other Person resulting from such reorganization, merger of consolidation;

(iv) the Company consummates a reorganization, merger or consolidation of the Company, with respect to which in each case the Company does not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of the then combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation or other Person resulting from such organization , merger or consolidation; or

(v) the Company consummates the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, no transaction or event shall constitute a Change of Control hereunder unless such transaction or event also constitutes a change in ownership or effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vi)(A)(2).

11.8. In the event of the death of the Employee during the Term, as liquidated damages, the Employee’s estate (the “Estate”) shall be entitled to receive the Base Salary to which the Employee is entitled until the date of death of the Employee pursuant to Section 4.2. The amount to be paid to the Estate pursuant to this Section 11.8 shall constitute the sole and exclusive remedy of the Estate and any beneficiaries thereof, and neither the Estate nor any beneficiaries thereof shall be entitled to any other or further compensation, rights or benefits hereunder or otherwise, including pursuant to this Article 11 other than as provided in the concurrently executed Stock Grant Agreement.

11.9. The termination or expiration of this Agreement shall not affect the continuing operation and effect of Article 7 hereof, which shall continue in full force and effect according to its terms. In addition, the termination or expiration of this Agreement will not result in a termination or waiver of any rights and remedies that the Company may have under this Agreement and applicable law.

12. INJUNCTIVE RELIEF; REMEDIES

12.1. The Employee acknowledges and agrees that, in the event he shall violate or threaten to violate any of the restrictions of Article 3 or 7 hereof, the Company will be without an adequate remedy at law and will therefore be entitled to enforce such restrictions by temporary or permanent injunctive or mandatory relief in any court of competent jurisdiction without the necessity of proving monetary damages.

12.2. The Employee agrees further that the Company shall have the following additional rights and remedies:

(i) the right and remedy to require the Employee to account for and pay over to the Company all monies and other consideration derived or received by him as the result of any transactions determined by an arbitrator or a court of competent jurisdiction to be a breach of any of the provisions of Section 7.1, and the Employee hereby agrees to account for and pay over such monies and other consideration to the Company; and

(ii) the right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights under Article 7 hereof and is successful on any grounds; provided, however, that, in the event the Employee is the prevailing party in any such action or proceeding, the Company will pay to the Employee all reasonable attorneys’ fees and costs incurred by the Employee in defending such action or proceeding.

12.3. Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

13. NO RESTRICTIONS

13.1. The Employee hereby represents that neither the execution of this Agreement nor his performance hereunder will (a) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under the terms, conditions or provisions of any contract, agreement or other instrument or obligation to which the Employee is a party, or by which he may be bound, or (b) violate any order, judgment, writ, injunction or decree applicable to the Employee. In the event of a breach hereof, in addition to the Company’s right to terminate this Agreement, the Employee shall indemnify the Company and hold it harmless from and against any and all claims, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred or suffered in connection with or as a result of the Company’s entering into this Agreement or employing the Employee hereunder.

14. ARBITRATION

14.1. Except with regard to Section 12.1 hereof and any other matters that are not a proper subject of arbitration, all disputes between the parties hereto concerning the performance, breach, construction or interpretation of this Agreement or any portion thereof, or in any manner arising out of this Agreement or the performance thereof, shall be submitted to binding arbitration, in accordance with the rules of the American Arbitration Association. The arbitration proceeding shall take place at a mutually agreeable location in Nassau County, New York or such other location as agreed to by the parties.

14.2. The award rendered by the arbitrator shall be final, binding and conclusive, shall be specifically enforceable, and judgment may be entered upon it in accordance with applicable law in an appropriate court in the State of New York, with no right of appeal therefrom.

14.3. Each party shall pay its or his own expenses of arbitration, and the expenses of the arbitrator and the arbitration proceeding shall be equally shared; provided, however, that, if, in the opinion of the arbitrator (or a majority of the arbitrators if more than one), any claim or defense was unreasonable, the arbitrator(s) may assess, as part of their award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the party raising such unreasonable claim or defense; provided, further, that, if the arbitration proceeding relates to the issue of Cause for termination of employment, (a) if, in the opinion of the arbitrator (or a majority of the arbitrators if more than one), Cause existed, the arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Company (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the Employee or (b) if, in the opinion of the arbitrator (or a majority of the arbitrators if more than one), Cause did not exist, the arbitrator(s) shall assess, as part of their award, all of the arbitration expenses of the Employee (including reasonable attorneys’ fees) and of the arbitrator(s) and the arbitration proceeding against the Company.

15. CODE SECTIONS 409A, 280G AND 4999.

15.1. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (together with the regulations and guidance promulgated thereunder, “Code Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A as a result of the Company’s compliance with the terms of this Agreement.

15.2. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits constituting deferred compensation under Code Section 409A upon or following a termination of employment unless such termination of employment is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a termination of employment or like terms shall mean “separation from service.” If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6) month period measured from the date of such “separation from service” of the Employee, and (ii) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 15.2 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified herein.

15.3. All expenses or other reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee (provided that if any such reimbursements constitute taxable income to the Employee, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

15.4. For purposes of Code Section 409A, the Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within sixty (60) days”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

15.5. In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

15.6. Notwithstanding any other provisions of this Agreement to the contrary, in the event that any payments or benefits received or to be received by the Employee in connection with the Employee’s employment with the Company (or termination thereof) would subject the Employee to the excise tax imposed under Section 280G or 4999 of the Code (the “Excise Tax”), and, if the net-after tax amount (taking into account all applicable taxes payable by the Employee, including any Excise Tax) that the Employee would receive with respect to such payments or benefits does not exceed the net-after tax amount the Employee would receive if the amount of such payment and benefits were reduced to the maximum amount which could otherwise be payable to the Employee without the imposition of the Excise Tax, then, to the extent necessary to eliminate the imposition of the Excise Tax, (i) such cash payments and benefits shall first be reduced (if necessary, to zero) and (ii) all other non-cash payments and benefits shall next be reduced. The determination of whether any reduction in such payments or benefits to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by independent accountants or benefits consultants selected by the Company, and the Employee shall have the right to review such determination.

16. ASSIGNMENT

16.1. This Agreement, as it relates to the employment of the Employee, is a personal contract and the rights and interests of the Employee hereunder may not be sold, transferred, assigned, pledged or hypothecated.

17. NOTICES

17.1. Any notice required or permitted to be given pursuant to this Agreement shall be deemed to have been duly given when delivered by hand or sent by certified or registered mail, return receipt requested and postage prepaid, overnight mail or courier, e-mail, or fax as follows:

If to the Employee:

212 Third Street
Milford, PA 18337
Dale.thatcher@atherstonepartners.com

with a copy to:

Sidley Austin LLP
787 Seventh Avenue
New York, NY 10019
Attention: Eric Hoffman, Esq.
Eric.hoffman@sidley.com
Fax Number: (212) 839-5599

If to the Company:

c/o William Yankus
Chairman, Compensation Committee
10 Pheasant Hill Road
Farmington, Connecticut 06032
wyankus@comcast.net

or at such other address as any party shall designate by notice to the other party given in accordance with this Section 17.1.

18. GOVERNING LAW

18.1. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in New York without regard to conflicts of laws principles.

19. WAIVER OF BREACH; PARTIAL INVALIDITY

19.1. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach. If any provision, or part thereof, of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and not in any way affect or render invalid or unenforceable any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbitrators, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

20. ENTIRE AGREEMENT; AMENDMENT

20.1. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein; provided, however, that Employee’s existing Employment Agreement dated as of March 14, 2018 (the “Prior Agreement”) shall continue to govern the terms and conditions of Employee’s employment until the Effective Date. As of the Effective Date, this Agreement will supersede the terms of the Prior Agreement in all respects and the Prior Agreement will have no further force and effect. This Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto relating to the subject matter hereof. This Agreement may be amended, and any provision hereof waived, only by a writing executed by the party sought to be charged. No amendment or waiver on the part of the Company shall be valid unless approved by its Board.

21. COUNTERPARTS

21.1. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

22. FACSIMILE AND EMAIL SIGNATURES

22.1. Signatures hereon which are transmitted via facsimile or email shall be deemed original signatures.

23. EXPENSES

23.1. The Company agrees to pay the reasonable fees and expenses of legal counsel and a compensation consultant incurred by the Employee in connection with the drafting and negotiation of this Agreement; provided, however, that the amount payable pursuant to this Section 23.1 shall not exceed $5,000 and shall be paid upon presentation of documentation reasonably satisfactory to the Company and shall be paid no later than December 31, 2018.

23.2. In addition to the right to indemnification conferred in Article Thirteenth of the Restated Certificate of Incorporation of the Company, as amended (the “Certificate of Incorporation”), and Article VII, Section 7 of the By-Laws of the Company, as amended (the “By-Laws”), the Employee shall have the right to have his expenses (including reasonable attorneys’ fees) incurred in defending any action or proceeding as to which the Employee is entitled to be indemnified in advance of its final disposition advanced and paid promptly as set forth below upon incurring such expenses; provided, however, that an advancement of expenses incurred by the Employee shall be made only upon delivery to the Company of an undertaking by the Employee to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that the Employee is not entitled to be indemnified for such expenses under the Certificate of Incorporation or the By-Laws. The Company shall make advance payments of such expenses (including reasonable attorneys' fees) incurred within thirty (30) days of the Employee’s presentation of an invoice for such expenses.

24. CONSTRUCTION

24.1. All references in this Agreement to “includes” and “including” shall be construed to include the words “without limitation.”

25. REPRESENTATION BY COUNSEL; INTERPRETATION

25.1. The Employee acknowledges that he has been represented by counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require the interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived by the Employee. The provisions of this Agreement shall be interpreted in a reasonable manner to give effect to the intent of the parties hereto.

26. HEADINGS

26.1. The headings and captions under articles and sections of this Agreement are for convenience of reference only and do not in any way modify, interpret or construe the intent of the parties or affect any of the provisions of this Agreement.

[Remainder of page intentionally left blank. Exhibit A and signature page follow.]

730284723.2

Exhibit A1

2019
2020
2021

Base Salary
500,000
630,000
630,000

Bonus (estimated)
303,463
320,811
509,434

RSA
750,000
1,250,000
1,500,000

[Remainder of page intentionally left blank. Signature page follows.]

1 KICO will pay 70% of the Base Salary and Bonus and KINS will pay 30% of the Base Salary and Bonus.

730284723.2

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year above written.

KINGSTONE COMPANIES, INC.

By:
      William Yankus
      Chair, Compensation Committee

Dale A. Thatcher
President and Chief Executive Officer

730284723.2